AMENDMENT TO PARTICIPATION AGREEMENT

This Amendment to Participation Agreement is dated this 29th day of February 2012, by and among THIRD AVENUE VARIABLE SERIES TRUST (the “Trust”), THIRD AVENUE MANAGEMENT LLC (the “Adviser”) and TRANSAMERICA LIFE INSURANCE COMPANY (the “Company”) (collectively, the “parties”).

WITNESSETH:

WHEREAS, the parties hereto have entered into a Participation Agreement dated as of June 16, 2003 (the “Participation Agreement”), pursuant to which the Adviser has agreed to make shares of the Trust available for purchase and redemption by certain Accounts of the Company in connection with the Company’s Variable Insurance Products; and

WHEREAS, the parties desire to modify the Participation Agreement in certain respects;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.           The Agreement is hereby amended by adding the following Article XIII:

XIII. Confidential Information.

13.1           Each party to this Agreement acknowledges that in order to perform the duties called for in this Agreement, it may be necessary for a party (“owner”) to disclose to the other party (ies) certain “Confidential Information.” Confidential Information means non-public, proprietary information, data or know-how of an owner, including, but not limited to, personal information of an owner’s customers.  No party will use another party’s Confidential Information except as required for the performance of this Agreement. Each party will use commercially reasonable efforts in a manner fully consistent with industry standards and applicable federal, state and international laws and regulations to hold in confidence a party’s Confidential Information. Notwithstanding the foregoing, Confidential Information does not include information which is: (i) already in the possession of the receiving party or its subsidiaries and not subject to a confidentiality obligation to the providing party; (ii) independently developed by the receiving party; (iii) publicly disclosed or in the public domain through no fault of the receiving party; (iv) rightfully received by the receiving party or its subsidiaries from a third party that is not under any obligation to keep such information confidential; (v) approved for release by written agreement with the owner; or (vi) disclosed pursuant to the requirements of law, regulation or court order.

13.2           Each party to this Agreement represents, warrants and agrees that it has adopted and implemented, and will continue to have in place and follow for the term of this Agreement and thereafter, appropriate policies and procedures designed to detect, prevent and mitigate the risk of identity theft and other breaches of privacy concerning Confidential Information.  Each party agrees to take immediate and appropriate measures to respond to any breach of privacy concerning Confidential Information of the owner, and to notify the owner in writing regarding such breach in the most expedient time possible and without unreasonable delay; provided, however, that a party may postpone providing such notice as the party deems consistent with the legitimate needs of law enforcement.  Each party further agrees to provide the owner with a copy of its plan to remediate any such breach and to pay for all costs associated with such remediation and with providing written notice of such breach to the applicable party.

13.3           Each party agrees to establish and maintain (i) administrative, technical and physical safeguards against the destruction, loss or alteration of Confidential Information, and (ii) appropriate security measures to protect Confidential Information, which measures are consistent with the laws and regulations of the Commonwealth of Massachusetts relating to personal information security and with all other applicable federal, state and international laws and regulations relating to personal information security.

13.4           The provisions found in this article on Confidential Information will survive any expiration or termination of the Agreement.

2.           Defined Terms.  Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.

3.           Terms and Conditions. Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

4.           Binding Authority. Each of the parties hereby represents and warrants that the execution, delivery and performance of this Amendment are within the party’s corporate power and have been or will be duly authorized by all necessary corporate action, and this Amendment constitutes the legal, valid and binding obligation of the party in accordance with its terms.

5.           Counterparts. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

6.           Applicable Law. This Amendment shall be construed in accordance with and be governed by the laws of the state of Iowa.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed on their behalf by their duly authorized officers as of the day and year first written.
THIRD AVENUE VARIABLE SERIES TRUST

By:     /s/ W. James Hall___________________
Name: __W. James Hall___________________

Title: _General Counsel___________________

THIRD AVENUE MANAGEMENT LLC

By: /s/_Vincent J. Dugan__________________

Name: _ Vincent J. Dugan_________________

Title: __Chief Financial Officer_____________

TRANSAMERICA LIFE INSURANCE COMPANY

By: __/s/ Matthew A. Monson______________

Name: _ Matthew A. Monson ______________

Title: __VP_____________________________